Exhibit 99.1

Intrexon Announces Second Quarter and First Half 2014 Financial Results

Germantown, MD, August 14, 2014 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced its second quarter and first half results for 2014.

Business Highlights and Recent Developments:

•	Acquired Trans Ova Genetics, L.C. (“Trans Ova”), an industry-leading provider of bovine reproductive technologies and the largest producer and supplier of bovine embryos in the United States. The combined technologies of Intrexon and Trans Ova should enable a leadership position in bovine genetics to accelerate efficiency in related food and protein production.

•	Achieved, through Intrexon’s Methane Bioconversion platform, the production of farnesene, a key building block chemical for diesel fuel, lubricants and specialty products. Farnesene is the second product, following isobutanol, which Intrexon has upgraded from natural gas by employing its unique cellular engineering capabilities.

•	Enhanced the collaboration with a global animal health company to enable remote access to Intrexon’s suite of technologies via the groundbreaking BeyondBio™ platform. The BeyondBio™ platform combines the principles of precision engineering, statistical modeling, automation, and lean production to power the next generation of optimized biological designs for unique DNA-based solutions across broad markets.

•	Announced an expansion of immuno-oncology programs, in conjunction with ZIOPHARM Oncology, an Exclusive Channel Collaboration (ECC) partner, to include chimeric antigen receptor T-cell (CAR-T) therapy and increased applications of the RheoSwitch® platform and its unique capabilities into targeted cellular oncology products.

•	Fibrocell Science, facilitated by its ECC with Intrexon, received Orphan Drug Designation for genetically-modified autologous human fibroblasts that combine its autologous fibroblast technology with Intrexon’s UltraVector® synthetic biology platform to treat Recessive Dystrophic Epidermolysis (RDEB), a devastatingly debilitating, genetic disease that causes severe blistering and areas of missing skin.

Second Quarter Financial Highlights:

•	Total revenues of $11.8 million, an increase of 76% over the second quarter of 2013;

•	Net loss of $52.0 million, including noncash charges of $43.0 million, attributable to Intrexon, or $(0.53) per share;

•	Adjusted EBITDA of $(10.4) million, or $(0.11) per share; and

•	Cash consideration received for research and development services covered 49% of cash operating expenses (exclusive of operating expenses of majority-owned consolidated subsidiaries).

First Half Financial Highlights:

•	Total revenues of $19.6 million, an increase of 86% over the first half of 2013;

•	Net loss of $47.9 million, including noncash charges of $27.1 million, attributable to Intrexon, or $(0.49) per share;

•	Adjusted EBITDA of $7.2 million, or $0.07 per share; and

•	Total consideration received for technology access fees and reimbursement of research and development expenses covered 130% of cash operating expenses (exclusive of operating expenses of majority-owned consolidated subsidiaries).

“Year to date, cash consideration from our channel collaborators has been more than sufficient to pay our cash operating expenses, while we have continued to build value in our portfolio of royalties and profits participation across multiple product candidates in development across various industries,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “The primary benefit of the attainment of this goal, one we have been working toward for several years, is that shareholder capital is preserved while our portfolio of backend economics in what we expect to be ultimately commercialized products continues to advance. Considering our present deal queue, including advanced-stage negotiations with new partners, we anticipate building on this trend throughout the balance of 2014.”

Second Quarter 2014 Financial Results Compared to Prior Year Period

Total revenues were $11.8 million for the quarter ended June 30, 2014 compared to $6.7 million for the quarter ended June 30, 2013, an increase of $5.1 million, or 76 percent. The $5.1 million increase in collaboration revenue resulted primarily from the following: (i) recognition of deferred revenue for upfront payments received from 11 collaborations or expansions thereof signed by Intrexon between July 1, 2013 and June 30, 2014; (ii) recognition of research and development services performed by the Company pursuant to these new collaborations; and (iii) increased research and development services performed by Intrexon for collaborations in effect prior to June 30, 2013 as a result of the progression of current programs and the initiation of new programs with these collaborators.

Research and development expenses were $14.5 million for the quarter ended June 30, 2014 compared to $13.5 million for the quarter ended June 30, 2013. The $1.0 million increase in research and development expenses is primarily the result of a $1.5 million increase in compensation costs due to stock options grants Intrexon made to research and development employees in the first quarter of 2014. Lab supplies expense increased $0.6 million due to the increased level of research and development services provided to the Company’s collaborators. These increases were offset by a $1.0 million decrease in third party technology license fees due to the termination of a licensing agreement.

General and administrative expenses were $15.4 million for the quarter ended June 30, 2014 compared to $7.4 million for the quarter ended June 30, 2013. The $8.0 million increase in general and administrative expenses is primarily the result of $6.0 million of additional compensation costs resulting from Intrexon’s hiring of additional employees in order to effectively operate as a public company and also from stock option grants Intrexon made to general and administrative employees in the first quarter of 2014. The Company’s legal and professional fees increased $1.3 million due to increased costs to operate as a public company and also various merger and acquisition and other business development activities.

Total other income (expense) includes the unrealized changes in the fair value of equity securities Intrexon holds in its collaborators which depreciated $(33.8) million for the quarter ended June 30, 2014 compared to appreciation of $7.7 million for the quarter ended June 30, 2013.

First Half 2014 Financial Results Compared to Prior Year Period

Total revenues were $19.6 million for the six months ended June 30, 2014 compared to $10.6 million for the six months ended June 30, 2013, an increase of $9.0 million, or 86 percent. The $9.0 million increase in collaboration revenue resulted primarily from the following: (i) recognition of deferred revenue for upfront payments received from 11 collaborations or expansions thereof signed by Intrexon between July 1, 2013 and June 30, 2014; (ii) recognition of research and development services performed by the Company pursuant to these new collaborations; and (iii) increased research and development services performed by Intrexon for collaborations in effect prior to June 30, 2013 as a result of the progression of current programs and the initiation of new programs with these collaborators.

Research and development expenses were $26.6 million for the six months ended June 30, 2014 compared to $24.9 million for the six months ended June 30, 2013. The $1.7 million increase in research and development expenses is primarily the result of a $1.3 million increase in compensation costs due to stock options grants Intrexon made to research and development employees in the first quarter of 2014 and the inclusion of six months of salaries, benefits and other personnel costs for AquaBounty Technologies, Inc. (“AquaBounty”) in Intrexon’s consolidated results for 2014 compared to approximately three and a half months in 2013. Other AquaBounty research and development expenses increased $0.5 million for this same reason. These increases were offset by a $1.0 million decrease in third party technology license fees due to the termination of a licensing agreement.

General and administrative expenses were $29.0 million for the six months ended June 30, 2014 compared to $13.9 million for the six months ended June 30, 2013. The $15.1 million increase in general and administrative expenses is primarily the result of $8.9 million of additional compensation costs resulting from Intrexon’s hiring of additional employees in order to effectively operate as a public company, stock option grants the Company made to general and administrative employees in the first quarter of 2014, and inclusion of six months of costs for AquaBounty employees in 2014 compared to approximately three and a half months in 2013. The Company also incurred stock-based compensation expense for options granted to its non-employee directors, which increased $1.8 million due to changes in its director compensation plan, which Intrexon adopted in conjunction with its becoming a public company. Intrexon’s legal and professional fees increased $2.9 million due to increased costs to operate as a public company, the formation of its joint venture with Intrexon Energy Partners and various merger and acquisition and other business development activities.

Total other income (expense) includes the unrealized changes in the fair value of equity securities Intrexon holds in its collaborators which depreciated $(11.9) million for the six months ended June 30, 2014 compared to $(21.6) million for the six months ended June 30, 2013. Total other income (expense), net for the six months ended June 30, 2013 includes a $7.4 million gain on the Company’s previously held equity interest in AquaBounty as a result of its consolidating AquaBounty as of March 15, 2013.

Trans Ova Acquisition Details

Effective August 8, 2014, Intrexon closed the above-referenced acquisition of Trans Ova. Total consideration paid at closing consisted of $60.0 million in cash and the issuance of 1,444,388 shares of Intrexon common stock. Intrexon is obligated to pay an additional $20.0 million in cash in equal installments on the first, second and third anniversaries of closing and may be obligated to make other contingent payments as specified in the purchase agreement. For the year ended December 31, 2013, net sales of Trans Ova were $63.2 million, which represented an increase of $15.0 million, or 30 percent, over 2012 net sales. For the year ended December 31, 2013, net income of Trans Ova was $4.4 million.

Conference Call and Webcast

The Company will host a conference call today at 5:30pm ET to discuss the second quarter and first half 2014 financial results and provide a general business update. The conference call may be accessed by dialing 1-877-870-4263 (Domestic US) and 1-412-317-0790 (International) and asking to join the “Intrexon Conference Call.” Participants may also access the live webcast through Intrexon’s website in the Investors section under Calendar of Events.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy, Environment, and Consumer Sectors to create biologically-based products that improve the quality of life and the health of the planet. Through the company’s proprietary UltraVector® platform, Intrexon provides its partners with industrial-scale design and development of complex biological systems. The UltraVector® platform delivers unprecedented control over the quality, function, and performance of living cells. We call our synthetic biology approach and integrated technologies Better DNA®, and we invite you to discover more at www.dna.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Pro Forma Adjusted EBITDA earnings per share, which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (“SEC”). For a reconciliation of Adjusted EBITDA to net loss attributable to Intrexon in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Company’s current financial performance.

Trademarks

Intrexon, BeyondBio, UltraVector, RheoSwitch Therapeutic System, RheoSwitch, RTS, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future ECCs and joint ventures; (ii) developments concerning Intrexon’s collaborators; (iii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iv) competition from existing technologies and products or new technologies and products that may emerge; (v) actual or anticipated variations in Intrexon’s operating results; (vi) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (vii) Intrexon’s cash position; (viii) market conditions in Intrexon’s industry; (ix) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (x) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (xi) the ability of Intrexon’s collaborators to secure any necessary regulatory approvals to commercialize any products developed under the ECCs; (xii) the rate and degree of market acceptance of any products developed by a collaborator under an ECC; (xiii) Intrexon’s ability to retain and recruit key personnel; (xiv) Intrexon’s expectations related to the use of proceeds from its initial public offering; (xv) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xvi) Intrexon’s expectations relating to Trans Ova, AquaBounty and any other consolidated subsidiaries. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

###

For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

Investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$74,505	$49,509
Short-term investments	101,046	127,980
Receivables
Trade	806	790
Related parties	8,304	5,285
Other	698	1,282
Prepaid expenses and other	2,944	2,710

Total current assets	188,303	187,556
Long-term investments	73,545	60,581
Equity securities	134,895	141,525
Property, plant and equipment, net	17,389	16,629
Intangible assets, net	45,406	41,956
Goodwill	34,865	13,823
Investments in affiliates	4,997	6,284
Other assets	1,137	1,118

Total assets	$500,537	$469,472

Liabilities and Total Equity
Current liabilities
Accounts payable	$1,799	$1,057
Accrued compensation and benefits	4,094	5,157
Other accrued liabilities	3,998	4,217
Deferred revenue	10,706	7,793
Related party payables	95	1,605

Total current liabilities	20,692	19,829
Long term debt	2,001	1,653
Deferred revenue	88,747	65,778
Other long term liabilities	731	869

Total liabilities	112,171	88,129
Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	797,516	743,084
Accumulated deficit	(424,342)	(376,414)
Accumulated other comprehensive income	81	52

Total Intrexon shareholders’ equity	373,255	366,722
Noncontrolling interests	15,111	14,621

Total equity	388,366	381,343

Total liabilities and total equity	$500,537	$469,472

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share data)	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenues
Collaboration revenues	$11,764	$6,674	$19,601	$10,538
Other revenues	23	16	40	37

Total revenues	11,787	6,690	19,641	10,575

Operating Expenses
Research and development	14,479	13,510	26,570	24,921
General and administrative	15,390	7,434	29,025	13,914

Total operating expenses	29,869	20,944	55,595	38,835

Operating loss	(18,082)	(14,254)	(35,954)	(28,260)

Other Income (Expense)
Unrealized appreciation (depreciation) in fair value of equity securities	(33,777)	7,734	(11,855)	(21,635)
Gain on previously held equity investment	—	—	—	7,415
Interest expense	(40)	(11)	(79)	(25)
Investment income	110	15	198	20
Other expense	(74)	(3)	(82)	(6)

Total other income (expense)	(33,781)	7,735	(11,818)	(14,231)
Equity in net loss of affiliates	(1,355)	—	(1,891)	(390)

Loss before tax	(53,218)	(6,519)	(49,663)	(42,881)
Income tax benefit (expense)	283	—	(23)	—

Net loss	$(52,935)	$(6,519)	$(49,686)	$(42,881)
Net loss attributable to the noncontrolling interests	892	556	1,758	607

Net loss attributable to Intrexon	$(52,043)	$(5,963)	$(47,928)	$(42,274)

Accretion of dividends on redeemable convertible preferred stock	—	(7,942)	—	(14,347)

Net loss attributable to common shareholders	$(52,043)	$(13,905)	$(47,928)	$(56,621)

Net loss attributable to common shareholders per share, basic and diluted	$(0.53)	$(2.45)	$(0.49)	$(10.00)
Weighted average shares outstanding, basic and diluted	98,892,601	5,667,557	98,113,493	5,664,665

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA. A reconciliation of Adjusted EBITDA to Intrexon’s net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based compensation, contribution of services by shareholder, unrealized appreciation or depreciation in the fair value of equity securities, gain on previously held equity investment, equity in net loss of affiliate and the change in deferred revenue related to upfront and milestone payments. Adjusted EBITDA is a key metric for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Management and the Board of Directors believe that adjusted EBITDA is useful to understand the long-term performance of Intrexon’s core business and facilitates comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. While Intrexon believes that this non-GAAP financial measure is useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA is not a measure of financial performance under GAAP, and is not intended to represent cash flows from operations under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA has its limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility;

•	Contribution of services by shareholder is a noncash expense which Intrexon excludes in evaluating its financial and operating performance;

•	Unrealized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Gain on previously held equity investment occurred as a result of a step acquisition of AquaBounty Technologies, Inc. which was completed in the first quarter of 2013 which resulted in a controlling interest by Intrexon and the consolidation of the investment. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•

GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. In order to evaluate Intrexon’s operating performance, its management adjusts for the impact of the change in deferred revenue for these upfront and milestone payments in order to include them as a part of adjusted EBITDA when the transaction is initially recorded. The adjustment for the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Intrexon believes that adjusting for the impact of the change in deferred revenue in this manner is important since it permits the Company to make quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators. Further, Intrexon believes it is useful when evaluating its financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital.

Pro forma adjusted EBITDA per share. Intrexon’s calculations for pro forma adjusted EBITDA per share, basic and diluted, assumes, as of the end of the respective period, the conversion of all outstanding shares of Intrexon’s redeemable convertible preferred stock plus all cumulative dividends payable thereon into shares of common stock as if such conversion had occurred as of the later of (i) the beginning of the period or (ii) the issuance date of those shares. Because all of Intrexon’s shares of redeemable convertible preferred stock and all accrued and cumulative dividends thereon automatically converted into common shares upon the closing of the Company’s initial public offering on August 13, 2013, Intrexon believes that the inclusion of such shares on an as-converted basis results in a useful metric for its investors, analysts and others when evaluating Intrexon’s results on a comparable basis with other periods. While Intrexon’s management and board of directors believe that this non-GAAP per share metric is useful in evaluating the Company’s past adjusted EBITDA results, and may be of use to investors, analysts and others, this information should be considered supplemental in nature and is not meant as a substitute for the per share information prepared in accordance with GAAP. In addition, this non-GAAP per share metric may not be the same as non-GAAP per share metrics presented by other companies. Pro forma adjusted EBITDA per share is not a measure of financial performance under GAAP, and is not intended to represent cash flows per share from operations under GAAP and should not be used as an alternative to net income or loss per share as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of pro forma adjusted EBITDA per share by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Pro forma adjusted EBITDA per share has its limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

The following table presents a reconciliation of net income (loss) attributable to Intrexon to EBITDA and also to adjusted EBITDA for each of the periods indicated:

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In thousands)
Net loss attributable to Intrexon	$(52,043)	$(5,963)	$(47,928)	$(42,274)
Interest expense	25	10	48	24
Income tax (benefit) expense	(283)	—	23	—
Depreciation and amortization	1,937	1,805	3,711	3,673

EBITDA	$(50,364)	$(4,148)	$(44,146)	$(38,577)
Stock-based compensation expense	6,817	799	10,557	1,195
Contribution of services by shareholder	507	387	977	775
Unrealized (appreciation) depreciation in fair value of equity securities	33,777	(7,734)	11,855	21,635
Gain on previously held equity investment	—	—	—	(7,415)
Equity in net loss of affiliates	1,355	—	1,891	390
Impact of change in deferred revenue related to upfront and milestone payments	(2,517)	6,192	26,026	10,455

Adjusted EBITDA	$(10,425)	$(4,504)	$7,160	$(11,542)

The following table presents the calculation of pro forma adjusted EBITDA per share, basic and diluted, for each of the periods indicated:

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Pro forma adjusted EBITDA per share:
Numerator:
Adjusted EBITDA	$(10,425)	$(4,504)	$7,160	$(11,542)
Denominator (1):
Pro forma weighted average common shares used in computing pro forma adjusted EBITDA per share, basic	98,892,601	83,140,829	98,113,493	79,510,437
Pro forma weighted average common shares used in computing pro forma adjusted EBITDA per share, diluted	98,892,601	83,140,829	99,941,705	79,510,437
Pro forma adjusted EBITDA per share, basic	$(0.11)	$(0.05)	$0.07	$(0.15)
Pro forma adjusted EBITDA per share, diluted	$(0.11)	$(0.05)	$0.07	$(0.15)

(1)	Pro forma adjusted EBITDA per share, basic and diluted have been calculated for the three and six month periods ended June 30, 2013 after giving effect to (i) the conversion of 112,906,464 shares of Intrexon’s preferred stock outstanding on January 1, 2013 into 64,517,977 shares of common stock upon the completion of its initial public offering; (ii) the issuance of 19,047,619 shares of Series F preferred stock issued between January 1, 2013 and April 30, 2013 and the conversion of those shares into 10,884,353 shares of Intrexon’s common stock upon the completion of its initial public offering; and (iii) upon the completion of Intrexon’s initial public offering the conversion of aggregate cumulative dividends on the Company’s preferred stock of $64.8 million into 4,050,161 shares of its common stock, assuming the initial public offering closed on June 30, 2013 at the initial public offering price of $16.00 per share.